EXHIBIT 23.1

CPA SERVICES CORP.

enrique@cpaservicescorp.com
www.cpaservicescorp.com
(754)400-1040
18501 Pines Blvd - #207
Pembroke Pines, FL 33029

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors
Have Gun Will Travel Entertainment, Inc.

As independent registered public accountants, we hereby consent to the use of our reports dated May 5, 2014 and February 3, 2014, with respect to the financial statements of Have Gun Will Travel Entertainment, Inc., in its registration statement on Form S-1 Amendment No. 2 relating to the registration of 5,000,000 shares of common stock. We also consent to the reference of our firm under the caption “Experts” in the registration statement.

Pembroke Pines, FL
May 27, 2014

Enrique Nowogrodzki, CPA,
CPA Services Com Corp.